Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
     We have issued our reports dated April 2, 2007, accompanying the consolidated financial statements, schedules and management’s assessment of the effectiveness of internal control over financial reporting included in the Annual Report of Tarragon Corporation on Form 10-K for the year ended December 31, 2006. We hereby consent to the incorporation by reference of said reports in the Registration Statements of Tarragon Corporation on Form S-3 (File Nos. 333-104749, effective March 5, 2004 and 333-121258, effective January 20, 2005) and Form S-8 (File Nos. 333-36582, effective May 9, 2000, 333-36576, effective May 9, 2000, and 333-123805, effective April 4, 2005).

/s/ GRANT THORNTON LLP
Dallas, Texas April 2, 2007